UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: September 20, 2006
(Date of earliest event reported)
AKAMAI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27275 (Commission File Number)	04-3432319 (IRS Employer Identification No.)
8 Cambridge Center, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 444-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
     On September 20, 2006, the Board of Directors (the “Board”) of Akamai Technologies, Inc. (“Akamai”) adopted a policy (the “Policy”) with respect to the payment of compensation to a director upon such director’s departure from the Board. Pursuant to the Policy, upon a director’s departure from the Board, such director will receive a cash payment equal to the pro-rated annual cash retainer payable to such director under our non-employee director compensation plan and 100% of the unvested shares underlying deferred stock units held by such director will accelerate at the time of departure and become exercisable in full. In addition, if a director has completed three years of Board service at the time of departure, 100% of the vested options initially granted to such director upon joining the Board will accelerate at the time of departure and become exercisable in full. The Policy will only apply to directors who are in good standing as determined by the Board at the time of his/her departure. The Board adopted the Policy at the recommendation of the Compensation Committee of the Board.
     On September 20, 2006, the Board also approved a change in the equity compensation of the non-employee members of the Board. Each non-employee director will now be issued a stock option to purchase 25,000 shares of Akamai common stock on the date of such director’s initial appointment to the Board; however, the Compensation Committee retains the right to issue a different number of options in the exercise of its discretion. This option will vest 25% on the date of grant and in equal installments of 6.25% quarterly thereafter and will have an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of the grant of such stock option. The Board adopted this change in the equity compensation of the non-employee members of the Board at the recommendation of the Compensation Committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2006	AKAMAI TECHNOLOGIES, INC.
	By:	/s/ Melanie Haratunian
Melanie Haratunian, Vice President and
General Counsel